Exhibit 10.14

381 E. Evelyn Avenue Mountain View CA 94041 Tel: 1.650.963.9884

February 27, 2019

Jeffrey Charles Grace

Dear Jeffrey Charles Grace,

On behalf of Coursera, Inc. (“the Company”), it is my pleasure to formalize our offer to you for the position of VP, Corporate Controller, reporting to Tom Kovats.

This is a full-time position. Your base salary will be $275,000 on an annual basis, less applicable withholdings and deductions, payable semi-monthly in accordance with the Company’s usual payroll procedures as presently exist or may exist in the future. Because the position you are being offered is exempt, you will not be eligible for overtime pay.

You will be eligible to participate in the Coursera 2019 Broad Based Compensation Incentive Plan (the “Plan”) pursuant to which you will also be eligible to earn annual cash incentive compensation, with a target percentage equal to 20% of your earnings, less applicable withholdings and deductions, payable in accordance with the Company’s incentive compensation payout procedures as presently exist or may exist in the future. In accordance with the terms and conditions of the Plan, the actual incentive compensation payout is determined by achievement of individual and company performance objectives and will be prorated in accordance with your start date.

Please understand that the Company reserves the right to alter or amend the Plan periodically as it deems appropriate. Please also understand that nothing in the Plan, or this letter, changes the at-will nature of your employment with Coursera.

Following approval from the Company’s Board of Directors, you will be granted an option (the “Option”) to purchase 150,000 shares of the Company’s Common Stock, at an exercise price equal to the fair market value of such Shares on the date of grant, as determined by the Company’s Board of Directors and with respect to the terms set forth in the Company’s option plan and form option agreements. Your Options vest on a four-year vesting schedule. On your first anniversary, 25% of the underlying shares will vest, with the remainder of the shares to vest on a monthly schedule over the next 36 months in equal installments, upon completion of each additional month of service. In addition, the shares underlying the Option will be subject to a right of first refusal in favor of the Company and a market standoff agreement as further described in the option plan and related documents.

You will be eligible for reimbursement for reasonable out-of-pocket costs you incur which are associated with your duties, subject to the approval of the Company and in accordance with its then applicable business expense guidelines.

You will devote your best efforts to the performance of your job for the Company. While employed at the Company, you will not undertake any other activity that interferes with the performance of your job duties, except as otherwise approved by the Company in advance in writing, nor support (by way of investment or otherwise) any activity that may be competitive with the Company’s business or pose a conflict of interest with that business. You will follow the Company’s policies and procedures currently in place or developed over time (including but not limited to the Company’s policies prohibiting discrimination and sexual harassment) as made available to you from time to time.

As an employee of the Company, you will have access to certain sensitive, confidential and proprietary information relating to the Company’s business. In order to safeguard such information, you will be required as a condition of employment to sign the Company’s standard Proprietary Information and Inventions Assignment (PIIA) Agreement for employees in the U.S., a copy of which will be provided for your review and signature on your first day of employment.

You acknowledge that you have been instructed not to use, and you agree not to use for the benefit of the Company, any confidential information or trade secrets of any prior employer or third party. In particular, you acknowledge and agree that you have returned to any prior employers all tangible expressions of confidential information and trade secrets of or related to such prior employers. You represent and warrant that you can undertake your obligations to the Company and your duties as a Company employee without breaching any obligation you may have to any prior employer or third party.

Additionally, you will be required to provide the Company, within the first three days of your employment, with documentary evidence of your identity and eligibility for employment in the United States in order to satisfy the requirements of Employment Eligibility Verification (Form I-9) as required by Federal law.

As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits that are generally available to all employees in accordance with Company policies. The Company provides 3 days of paid sick leave in each year of employment, as well as unlimited paid time off (neither of which accrue, except as required by the law). You will be provided additional information about these and other benefits on your first day of work.

Employment with Coursera is at-will and nothing in this letter changes the at-will nature of your employment with Coursera. While we hope and expect that this will be the beginning of a rewarding employment relationship, your employment with Coursera is at will. You are not being promised any particular term of employment and you should be aware that either you or Coursera may rescind this offer letter or terminate the employment relationship at any time for any reason. Likewise, Coursera may reassign you or change the terms and conditions of your employment at any time for any reason. The at-will nature of your employment is not subject to change or modification of any kind except if in writing and signed by you and the CEO of Coursera.

This offer of employment contains the entire agreement between you and the Company with respect to any benefit conferred upon you, and all prior agreements, representations, or understandings between us, whether oral or written, are expressly superseded by this offer.

This offer will expire on February 28, 2019, and is contingent upon a successful employment verification of criminal, education, and employment background information and satisfactory reference checks. This offer can be rescinded based upon data received in the course of these verification efforts in compliance with applicable law.

Please confirm your acceptance of this offer and start date by returning a signed copy of this letter to the sender. The entire Coursera team is looking forward to working with you!

/s/ Richard Jacquet

Head of Recruiting

Agreed to and accepted by:

/s/ Jeffrey Charles Grace
Name: Jeffrey Charles Grace

Anticipated Start Date:
March 25, 2019

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